Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of June 3, 2011 (this “Agreement”), is made by and among Trillium Capital LLC, a Delaware limited liability company (“Trillium”), R. Scott Murray (“Murray” and, together with Trillium, “Sellers”), and Stream Global Services, Inc., a Delaware corporation (the “Company”).

WHEREAS, Trillium is the record and beneficial owner of 3,722,569 shares of common stock of the Company, par value $0.001 per share, free and clear of all Liens (the “Shares”); and

WHEREAS, Trillium desires to sell to the Company, and the Company desires to purchase from Trillium, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, in each case by or before any Person.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Closing” means the closing of the purchase and sale of the Shares as contemplated hereby.

“Confidential Information” means information (whether oral or written, tangible or intangible) provided by or on behalf of the Company or any of its Representatives to either of the Sellers or any of their respective Representatives; provided, that the term “Confidential Information” does not include information that is or becomes available to the public other than as a result of a disclosure by any Seller or Representative of any Seller in violation of this Agreement.

“control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or otherwise.

“Lien” means any mortgage, lien, pledge, charge, security interest, adverse claim, restriction on transfer, or other encumbrance.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

“Purchase Price” means $12,098,349.25.

“Representatives” means, with respect to a Person, such Person’s Affiliates, and the directors, officers, managers, members and employees of such Person or any of its Affiliates.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Trillium shall sell, convey, transfer, assign and deliver to the Company, free and clear of all Liens, and the Company shall purchase and acquire from Trillium, all of the Shares, in exchange for the Purchase Price.

Section 2.2. Closing and Delivery. The Closing shall be held at 10:00 AM New York City time on Monday, June 6, 2011 (the “Closing Time”) and take place at the office of Proskauer Rose LLP located at One International Place, Boston, MA 02110. At the Closing,

(a) Sellers shall (i) deliver to the Company the certificates representing the portion of the Shares represented by certificates, with appropriate stock powers duly executed in blank, (ii) electronically transfer the remainder of the Shares to the Company by instructing Sellers’ broker, Citibank, to DWAC such Shares to the Company’s transfer agent, Continental Stock Transfer & Trust Company, for the Company’s account (and shall provide Company written evidence of such instructions), (iii) deliver to the Company all other documents and instruments necessary to vest in the Company all of Trillium’s right, title and interest in and to the Shares, free and clear of all Liens, and (iv) deliver to the Company executed signature pages from each Seller to the Mutual Release attached hereto as Exhibit A (the “Release”).

(b) the Company shall deliver to Sellers (i) the Purchase Price by wire transfer of immediately available federal funds (or provide evidence of such wire transfer by Federal Reference Number) to an account designated by Trillium at least 48 hours prior to the Closing, (ii) all documents, instruments or certificates reasonably requested by Sellers in connection with the purchase and sale of the Shares and (iii) an executed signature page from the Company to the Release.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller represents and warrants to the Company that the statements contained in this Article III are true and correct on the date hereof and as of the Closing.

Section 3.1. Organization and Good Standing. Trillium is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2. Ownership of the Shares. Trillium holds of record and owns beneficially the Shares, free and clear of all Liens. Except for the Shares neither Seller nor any of their respective Affiliates owns any shares of common stock of the Company. Except for this Agreement, neither Seller is a party to, or otherwise bound by, any option, warrant, purchase right or other contract that could require Trillium to sell, transfer or otherwise dispose of any of the Shares.

Section 3.3. Authority and Enforceability. Each Seller has the requisite power and authority to enter into this Agreement and the Release and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution and delivery of this Agreement and the Release and the consummation of the Transactions have been duly authorized by all necessary action on the part of each Seller.

Section 3.4. Relationship to the Company; Experience. Each Seller has (i) by reason of its business and financial experience, the capacity to protect its own interests in connection with the Transactions and (ii) such knowledge and experience in financial, tax and business matters to enable such Seller to use the information made available in connection with the sale of the Shares to evaluate the merits and risks of the Transactions and to make an informed investment decision with respect thereto.

Section 3.5. Access to Data. Each Seller acknowledges and agrees that Sellers have been and will be given the opportunity by the Company to obtain requested information and ask questions concerning the Company and the Shares that Sellers believe necessary; and Sellers shall terminate this Agreement pursuant to Section 6.13 unless Sellers have received satisfactory information and answers in their sole discretion.

Section 3.6. Opportunity to Seek Counsel. Sellers acknowledge that they (i) have had an opportunity to review and consider this Agreement before signing it, (ii) been strongly encouraged to consult with their own attorney(s) and confidential advisors before signing this Agreement and the Release, and (iii) read and understood all of the terms and provisions of this Agreement and the Release.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Sellers that each statement contained in this Article IV is true and correct on the date hereof and as of the Closing.

Section 4.1. Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2. Authority and Enforceability. The Company has the requisite power and authority to enter into this Agreement and the Release and to consummate the Transactions. The execution and delivery of this Agreement and the Release and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Confidentiality.

(a) Upon the execution of this Agreement the Company will provide to the Sellers certain Confidential Information. Each Seller shall (i) use the Confidential Information solely for the purpose of evaluating the purchase and sale of the Shares (and not for any other purpose), and (ii) hold in confidence, and not make use of, divulge or otherwise disclose, directly or indirectly, any Confidential Information, except as may be required by applicable law, subject to the provisions of Section 5.1(b) hereof, or at such time that such Confidential Information becomes generally known in the public market other than as a result of a disclosure, directly or indirectly, by any Seller in violation of this Agreement. All of the Confidential Information is and shall remain the sole and exclusive property of the Company until such time that the Confidential Information becomes generally known in the public market.

(b) If any Seller becomes required by law or any regulatory body to disclose any Confidential Information, such Seller shall provide the Company with prompt notice thereof (including a description of the Confidential Information required to be disclosed), so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. In the event that such protective order is not obtained, such Seller will furnish only that portion of such Confidential Information that it reasonably believes is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be afforded such information.

(c) Each Seller acknowledges and agrees that (i) the Confidential Information may contain material non-public information concerning the Company and its Affiliates; (ii) such Seller is aware of the restrictions imposed by U.S. and other securities laws, and the rules and regulations promulgated thereunder, on Persons in possession of material non-public information; and (iii) Sellers will not directly or indirectly, use, or allow any third party to use, any Confidential Information in contravention of any U.S. or other securities laws or in connection with the purchase or sale of securities, properties or indebtedness. Nothing herein shall constitute an admission by the Company that any Confidential Information in fact contains material non-public information concerning the Company or any of its Affiliates.

Section 5.2. Standstill. For a period of 48 months after the date of this Agreement, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly: (a) make any statement or proposal to the board of directors, Representatives or stockholders of the Company, with respect to, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in regulation

14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company, (iii) any acquisition of or offer for any of our securities or assets, or rights or options to acquire interests in any of our securities or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this Agreement, or (vi) any proposal or other statement that is inconsistent with the terms of this Agreement; (b) instigate, encourage, facilitate or assist any third party (including forming a “group” with any such third party) to do any of the actions set forth in clause (a) above; (c) take any such action that would reasonably be expected to require the Company to make a public announcement regarding any of the actions set forth in clause (a) above; (d) acquire, own or sell (or seek permission to acquire, own or sell), of record or beneficially, by purchase, sale or otherwise, more than 1% of the securities, properties or indebtedness of the Company; (e) disclose any intention, plan or arrangement inconsistent with the foregoing; or (f) enter into any discussions, negotiations, understandings or arrangements with any third party with respect to the foregoing.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from such courier, or (c) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Company, to:

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Attn: Chief Executive Officer

Facsimile: (781) 304-1702

With a required copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Ori Solomon, Esq.

Facsimile: (212) 969-3624

If to Sellers, to:

Trillium Capital LLC

108 Dover Road

Wellesley, MA

02481

Attn: R. Scott Murray

Fax: 781-898-7649

With a required copy to:

Bowditch & Dewey, LLP

One International Place- 44th Floor

Boston, MA

02110

Attn: George W. Tetler III, Esq.

Facsimile: 508-929-3010

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 6.2. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Company and Sellers. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

Section 6.3. Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Release and the Transactions, whether or not the purchase and sale of the Shares is consummated. Notwithstanding the foregoing, if any Action (whether based on contract, tort or otherwise) is brought for the enforcement of this Agreement or the Release, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the Release or the Transactions, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in connection therewith, in addition to any other relief to which it may be entitled.

Section 6.4. Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 6.5. Governing Law. This Agreement and the Release shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.6. Consent to Jurisdiction; Jury Trial Waiver. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purposes of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or in connection with this Agreement, the Release or any Transaction. Each party agrees (a) to commence any such Action in such courts and (b) that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives (i) any objection to the laying of venue of any such Action in such courts, or that any such Action brought in any such court has been brought in an inconvenient forum, and (ii) all right to trial by jury in any such Action.

Section 6.7. Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

Section 6.8. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof (including the purchase and sale of the Shares). Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 6.9. Specific Performance. Each Seller agrees that irreparable damage (for which there would be no adequate remedy at law or in damages) would occur in the event that any of the provisions of Article V were not performed by Sellers or their Representatives in accordance with the terms thereof and that the Company shall be entitled to specific performance of the terms of Article V, in addition to any other remedy at Law or equity.

Section 6.10. Interpretation. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section or paragraph, such reference is to an Article, Section or paragraph of this Agreement unless otherwise specified. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 6.12. No Other Representations. Each party acknowledges that the representations and warranties of the other parties expressly and specifically set forth herein constitute their sole and exclusive representations and warranties in connection with the transactions contemplated hereby, and further agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed.

Section 6.13. Termination. Sellers may terminate this Agreement at any time within 48 hours after the execution of this Agreement (the “Termination Period”). To be effective, Sellers’ termination must be in writing, signed and received by the Company prior to the expiration of the Termination Period. Upon timely receipt of Sellers’ written termination of this Agreement by the Company, this Agreement shall have no further force or effect (except with respect to Section 5.1 and Article VI). The provisions of Section 5.1 and Article VI shall survive the termination of this Agreement and all other obligations hereunder.

Section 6.14. Condition to Obligation of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the Company obtaining the requisite approval and consent from the Board of Directors of the Company to enter into this Agreement and the Release and to consummate the Transactions (the “Board Consent”). If the Company fails to obtain the Board Consent by the Closing Time, the Company may, by written notice to the Sellers prior to the Closing Time, extend the Closing Time by up to 24 hours (the “Subsequent Closing Period”). If the Company fails to obtain the Board Consent by the end of the Subsequent Closing Period, the Company may terminate this Agreement by delivering written notice to Sellers. Upon receipt of the Company’s written termination of this Agreement by Sellers, this Agreement shall have no further force or effect (except with respect to Section 5.1 and Article VI). The provisions of Section 5.1 and Article VI shall survive the termination of this Agreement and all other obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

STREAM GLOBAL SERVICES, INC.

By:	/s/ Dennis Lacey
Name:	Dennis Lacey
Title:	EVP and Chief Financial Officer

TRILLIUM CAPITAL LLC

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

/s/ R. Scott Murray
R. SCOTT MURRAY

Exhibit A

MUTUAL RELEASE

MUTUAL RELEASE, dated as of June 6, 2011 (this “Release”), is made by and among Trillium Capital LLC, a Delaware limited liability company (“Trillium”), R. Scott Murray (“Murray” and, together with Trillium, “Sellers”), and Stream Global Services, Inc., a Delaware corporation (the “Company”). This is the Mutual Release referred to in the Securities Purchase Agreement (the “Purchase Agreement”), dated as of June 3, 2011, by and among Sellers and the Company. Capitalized terms used in this Release without definition have the respective meanings given to them in the Purchase Agreement.

WHEREAS, the execution and delivery of this Release is a condition to Sellers’ obligations to sell, convey, transfer, assign and deliver, and the Company’s obligation to purchase, the Shares pursuant to the Purchase Agreement and each Seller and the Company is relying on this Release in consummating such purchase and sale.

NOW, THEREFORE, Sellers and the Company agree as follows:

1.	Release by Sellers.

(a) Each Seller hereby unconditionally and irrevocably releases and forever discharges the Company and each of its Representatives (collectively, the “Company Releasees”) from any and all claims, counterclaims, setoffs, demands, Actions, orders, obligations, contracts, agreements, debts, damages, expenses, losses and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Seller Claims”), which such Seller now has, has ever had, or may hereafter have against the Company Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing, whether or not relating to Seller Claims pending on, or asserted after, the Closing (collectively, the “Seller Released Claims”); provided, however, that nothing contained in this Release will operate to release any obligation of the Company set forth in (i) the Purchase Agreement or any agreement or instrument being executed and delivered pursuant to the Purchase Agreement or (ii) the Employment Agreement dated July 15, 2008, as amended, between Murray and the Company (the “Employment Agreement”) or the Separation Agreement dated August 19, 2010 between Murray and the Company (the “Separation Agreement”).

(b) Each Seller represents and warrants to each Company Releasee that such Seller has not transferred, assigned, or otherwise disposed of any part of or interest in any Seller Released Claim.

(c) Each Seller hereby irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence, institute, or voluntarily aid in any way, or cause to be commenced or instituted, any Action of any kind against any Company Releasee based upon any Seller Released Claim.

(d) Without in any way limiting any rights and remedies otherwise available to any Company Releasee, each Seller, jointly and severally with the other Seller, shall indemnify and hold harmless each Company Releasee from and against and shall pay to each Company Releasee the amount of, or reimburse each Company Releasee for, all loss, liability, claim, damage (including incidental and consequential damages), or expense (including reasonable costs of investigation and defense and reasonable attorneys’ and reasonable accountants’ fees), whether or not involving third-party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of any Seller of any Seller Released Claim, and (b) the assertion by any third party of any claim or demand against any Company Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Seller against such third party of any Seller Released Claim.

2.	Release by the Company.

(a) The Company hereby unconditionally and irrevocably releases and forever discharges each Seller and each of their Representatives (collectively, the “Seller Releasees”) from any and all claims, counterclaims, setoffs, demands, Actions, orders, obligations, contracts, agreements, debts, damages, expenses, losses and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Company Claims”), which the Company now has, has ever had, or may hereafter have against the Seller Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing, whether or not relating to Company Claims pending on, or asserted after, the Closing (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Release will operate to release any obligation of Sellers set forth in (i) the Purchase Agreement or any agreement or instrument being executed and delivered pursuant to the Purchase Agreement or (ii) the Employment Agreement or the Separation Agreement.

(b) The Company represents and warrants to each Seller Releasee that the Company has not transferred, assigned, or otherwise disposed of any part of or interest in any Company Released Claim.

(c) The Company hereby irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence, institute, or voluntarily aid in any way, or cause to be commenced or instituted, any Action of any kind against any Seller Releasee based upon any Company Released Claim.

(d) Without in any way limiting any rights and remedies otherwise available to any Seller Releasee, the Company shall indemnify and hold harmless each Seller Releasee from and against and shall pay to each Seller Releasee the amount of, or reimburse each Seller Releasee for, all loss, liability, claim, damage (including incidental and consequential damages), or expense (including reasonable costs of investigation and defense and reasonable attorneys’ and reasonable accountants’ fees), whether or not involving third-party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of the Company of any Company Released Claim, and (b) the assertion by any third party of any claim or demand against any Seller Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Company against such third party of any Company Released Claim.

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3.	Additional Agreements.

(a) Each Seller and the Company agrees (1) that the execution of this Release does not constitute in any manner whatsoever an admission of liability on the part of any Seller Releasee for any Company Released Claim or any Company Releasee for any Seller Released Claim, and that such liability is specifically denied, and (2) to execute and deliver such other documents, and do such other acts and things, as the other parties hereto may reasonably request for the purpose of carrying out the intent of this Release.

(b) For purposes of implementing a full and complete release and discharge of claims, each Seller and the Company agrees that this Release is intended to include in its effect, without limitations, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, and that this Release contemplates the extinction of all such claims, including claims for attorneys’ fees. Each Seller and the Company expressly waives any right to assert after the execution of this Release that any such claim, demand, obligation, or Action has, through ignorance or oversight, been omitted from the scope of the Release.

4.	Miscellaneous.

(a) This Release may not be amended, supplemented, or otherwise modified except in a writing signed by the Company and Sellers.

(b) This Release shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c) Any provision of this Release which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) This Release may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Release shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Release may be effected by means of an exchange of electronic signatures or facsimile signatures with original copies to follow by mail or courier service.

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

STREAM GLOBAL SERVICES, INC.

By:	/s/ Dennis Lacey
Name:	Dennis Lacey
Title:	EVP and Chief Financial Officer

TRILLIUM CAPITAL LLC

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

/s/ R. Scott Murray
R. SCOTT MURRAY